Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Anheuser-Busch InBev SA/NV:

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated April 14, 2010, with respect to the consolidated statement of financial position of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

Statutory auditor represented by

/s/ Jos Briers
Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM
October 12, 2010